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                        [ARTHUR ANDERSEN LLP LETTERHEAD]

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports dated February 12, 1998 on the combined financial statements of New U S WEST, the financial statement schedule of New U S WEST, the consolidated financial statements of U S WEST, Inc. and the Supplementary Selected Proportionate Results of Operations for U S WEST, Inc., as of December 31, 1997 and 1996, and for the years then ended, included in this Registration Statement on Form S-4 of USW-C, Inc. and Proxy Statement of U S WEST, Inc. (together the "Registration Statement"), and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP


Denver, Colorado
April 2, 1998.